Exhibit 8.2

July 28, 2008

Credence System Corporation

1421 California Circle

Milpitas, California 95035

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 6.1(f) of the Agreement and Plan of Merger dated as of June 20, 2008 (the “Agreement”), by and among LTX Corporation, a Delaware corporation (the “Parent”), Zoo Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Credence Systems Corporation, a Delaware corporation (the “Company”). Pursuant to the Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) and the Company’s shareholders receiving stock of Parent in exchange for their stock in the Company. The Merger is described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent which includes the Proxy Statement/Prospectus of the Company and Parent. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof, (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Parent and the Company in the Agreement, (iii) the truth and accuracy of the officer’s certificates dated July 24, 2008 and July 28, 2008 (the “Officer’s Certificates”) provided to us by Parent and the Company, respectively, for use in preparing our opinion, and (iv) that any representation in an Officer’s Certificate made “to the knowledge” or similarly qualified is correct without such qualification.

The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issue set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Credence Systems Corporation

July 28, 2008

Page Two

Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of Parent, Merger Sub and the Company will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

This opinion is being delivered to you pursuant to Section 6.1(f) of the Agreement and may not be relied upon for any other purpose. Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the Merger and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

Very truly yours,

/s/ Morrison & Foerster LLP